MONTHLY REPORT - JANUARY 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of January 31, 2009
                 was $ 785.87, down 3.6% from $ 815.15 per unit
                             as of December 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,194.919 units)at           $  1,789,191.21      1,789,191.21
   December 31, 2008
Addition of 30.670 units on January 1,              25,001.03         25,001.03
   2009
Redemption of 124.138 units on January 31,         (97,556.32)       (97,556.32)
   2009
Net Income (Loss)                                  (65,172.91)       (65,172.91)
                                               ---------------   ---------------
Ending Net Asset Value (2,101.451 units)      $  1,651,463.01      1,651,463.01
   on January 31, 2009                         ===============   ===============
Net Asset Value per Unit at
January 31, 2009                              $        785.87

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (27,611.16)      (27,611.16)
         closed contracts

      Change in unrealized gain (loss) on open       (4,957.88)       (4,957.88)
         contracts

   Interest income                                      280.02           280.02
                                                ---------------  ---------------
Total: Income                                       (32,289.02)      (32,289.02)
Expenses:
   Brokerage commissions                             10,020.51        10,020.51
   Operating expenses                                 6,228.54         6,228.54
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             5,188.36         5,188.36
   Organizational & offering expenses                11,446.48        11,446,48
                                                ---------------  ---------------
Total: Expenses                                      32,883.89        32,883.89
                                                ===============  ===============
Net Income (Loss) - January 2009              $    (65,172.91)       (65,172.91)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP